Exhibit (c)(7) PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION PRESENTATION TO THE INDEPENDENT DIRECTORS OF SHELL MIDSTREAM PARTNERS GP LLC June 16, 2022

SHLX Forecast Comparison 6/15/22 Forecast vs. Adjusted 4/8/22 Forecast Illustrative Levered Free Cash Flow Variance Adjusted 4/8/22 Forecast 6/15/22 Forecast Absolute Variance ($mm, unless otherwise noted) 2022E 2023E 2024E 2025E 2026E 2022E 2023E 2024E 2025E 2026E 2022E 2023E 2024E 2025E 2026E Cum. Cons. Asset EBITDA $745 $817 $787 $779 $822 $786 $795 $809 $797 $828 $41 ($22) $22 $18 $6 $65 + Equity Distributions (-) Interest Expense (55) (61) (61) (62) (59) (57) (68) (68) (67) (66) (3) (7) (7) (5) (7) (28) (-) Maintenance Capex (31) (17) (25) (21) (21) (30) (21) (19) (18) (21) 1 (4) 6 3 -- 6 (-) Preferred Distributions (48) (48) (48) (48) (48) (48) (48) (48) (48) (48) -- -- -- -- -- -- (-) Other -- -- -- -- -- 7 -- -- -- -- 7 -- -- -- -- 7 Distributable Cash Flow $611 $691 $653 $648 $694 $657 $658 $674 $664 $693 $46 ($33) $21 $16 ($1) $49 (-) Growth Capex (23) (26) (28) (25) (36) (8) (27) (37) (24) (40) 15 (1) (9) 1 (4) 2 Levered Free Cash Flow $588 $665 $625 $623 $658 $649 $631 $637 $640 $653 $61 ($34) $12 $17 ($5) $51 1 Note: Variance figures may differ slightly from SHLX presentation due to rounding (lack of precision due to integers). Source: SHLX management.

CONFIDENTIAL

SHLX Forecast Comparison – Asset EBITDA & Equity Distribution Detail

6/15/22 Forecast vs. Adjusted 4/8/22 Forecast

Illustrative Asset EBITDA & Equity Distribution Variance

($mm, unless otherwise noted)	Adjusted 4/8/22 Forecast					6/15/22 Forecast					Absolute Variance					
Consolidated Assets	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**Cum.**
Zydeco	$83	$60	$43	$41	$45	$89	$74	$66	$65	$72	$6	$14	$23	$24	$27	$94
Odyssey	30	41	39	38	36	19	28	29	26	10	(11)	(13)	(10)	(12)	(26)	(72)
RGP	36	44	41	42	40	42	43	42	43	44	6	(1)	1	1	4	11
Triton West	21	18	18	18	16	21	29	32	33	31	--	11	14	15	15	55
NORCO	47	51	49	48	44	48	53	61	53	54	1	2	12	5	10	30
Delta	26	32	29	30	30	33	27	27	24	30	7	(5)	(2)	(6)	--	(6)
Na Kika	14	16	14	13	39	17	18	16	15	15	3	2	2	2	(24)	(15)
Auger	24	24	18	14	20	25	22	19	13	23	1	(2)	1	(1)	3	2
Lockport	13	11	12	12	12	15	14	17	18	18	2	3	5	6	6	22
Total Consolidated Asset EBITDA	**$294**	**$297**	**$263**	**$256**	**$282**	**$309**	**$308**	**$309**	**$290**	**$297**	**$15**	**$11**	**$46**	**$34**	**$15**	**$121**
Equity Investments	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**Cum.**
Amberjack (A 75%,B 50%)	$135	$130	$130	$133	$146	$150	$127	$137	$151	$163	$15	($3)	$7	$18	$17	$54
Mars (71.5%)	108	142	145	127	126	126	141	161	134	135	18	(1)	16	7	9	49
Mattox (79%)	70	63	45	49	47	72	61	39	46	50	2	(2)	(6)	(3)	3	(6)
Cleopatra (1%)	--	--	--	--	--	--	--	--	--	--	--	--	--	--	--	--
Proteus (10%)	3	3	2	2	2	2	3	3	2	3	(1)	--	1	--	1	1
Endymion (10%)	5	4	3	4	4	4	6	4	4	4	(1)	2	1	--	--	2
Explorer (38.59%)	77	90	99	104	108	72	75	82	88	95	(5)	(15)	(17)	(16)	(13)	(66)
Colonial (16.125%)	27	54	66	73	76	24	43	43	47	46	(3)	(11)	(23)	(26)	(30)	(93)
Poseidon (36%)	35	38	37	36	35	33	34	33	33	32	(2)	(4)	(4)	(3)	(3)	(16)
Bengal (50%)	5	5	5	6	6	8	8	7	9	9	3	3	2	3	3	14
Locap (41.48%)	4	5	5	5	6	6	6	6	6	6	2	1	1	1	--	5
Crestwood (50%)	10	13	15	17	18	9	12	15	17	19	(1)	(1)	--	--	1	(1)
Total Equity Distributions	**$479**	**$547**	**$552**	**$556**	**$574**	**$506**	**$516**	**$530**	**$537**	**$562**	**$27**	**($31)**	**($22)**	**($19)**	**($12)**	**($57)**
Consolidated & Equity	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**2022E**	**2023E**	**2024E**	**2025E**	**2026E**	**Cum.**
Asset Level EBITDA + Equity Distributions	$773	$844	$815	$812	$856	$815	$824	$839	$827	$859	$42	($20)	$24	$15	$3	$64
Corporate Adjustments	(28)	(27)	(28)	(33)	(34)	(29)	(29)	(30)	(30)	(31)	(1)	(2)	(2)	3	3	1
Cons. Asset EBITDA + Equity Distributions	**$745**	**$817**	**$787**	**$779**	**$822**	**$786**	**$795**	**$809**	**$797**	**$828**	**$41**	**($22)**	**$22**	**$18**	**$6**	**$65**

Note: Variance figures may differ slightly from SHLX presentation due to rounding (lack of precision due to integers).
Source: SHLX management.

INTREPID | 2

Disclaimer This document has been prepared by Intrepid Partners, LLC (“Intrepid”), member FINRA and SIPC, for informational purposes only. You should not rely upon or use it to form the definitive basis for any decision or action whatsoever, with respect to any proposed transaction or otherwise. This document and any oral information provided in connection with this document, as well as any information derived by you from the information contained herein, is confidential and is for the intended recipient and cannot be redistributed, reproduced, disclosed or transmitted without prior written permission from Intrepid. If you are not the intended recipient of this document, please delete and destroy all copies immediately. Prices shown in this document are indicative only and Intrepid is not offering to buy or sell, or soliciting offers to buy or sell any financial instrument. This document is “as is”. Unless otherwise specified, the source for all graphs, charts, and other information is Intrepid. Intrepid’s databases are derived from various internal and external sources. In preparing this document, Intrepid has not conducted any independent appraisal or evaluation of any of the assets, properties or liabilities of the parties referenced herein. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations reflected in this document have been prepared by third parties and provided to Intrepid. Such information often involves numerous and significant subjective determinations made by the preparing party. The budgets, projections and estimates contained in this document may not be achieved, and differences between projected results and those actually achieved may be material. Intrepid’s use of any information from external sources does not imply that it has independently verified or necessarily agrees with any of such information, and Intrepid has assumed and relied upon the accuracy and completeness of such information for purposes of this document. Neither Intrepid nor any of its affiliates or agents represents or warrants, expressly or impliedly, that the information provided herein, or any oral information provided in connection herewith, or any data it generates, is accurate or complete, and it should not be relied upon as such. Intrepid and its affiliates and agents expressly disclaim any and all liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information or any errors or omissions therein. Any data on past performance, modeling or back-testing or any other information contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing or any other information contained herein. All levels, prices and spreads are historical and do not represent current market levels, prices or spreads, some or all of which may have changed since the issuance of this document. All opinions, terms and estimates contained herein are preliminary and are based on financial, economic, market and other conditions prevailing as of the date hereof and are subject to change. Intrepid assumes no obligation or responsibility to update any of the information contained in this document to reflect any such changes. The value of any investment may fluctuate as a result of market changes. The information herein is not intended to predict actual results and no assurances are given with respect thereto. Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice. Intrepid and/or its affiliated companies may make a market or deal as principal in the securities mentioned in this document or in options or other derivatives based thereon. Intrepid may be on the opposite side of any orders executed for securities or financial instruments that are related to or the subject of this material. In addition, Intrepid, its affiliated companies, shareholders, directors, officers, and/or employees, including persons involved in preparation or issuance of this material, may from time to time have long or short positions in such securities or financial instruments, or in options, futures, or other derivative instruments based thereon. Intrepid and its affiliates and their respective officers, directors, partners and employees, including persons involved in the preparation or issuance of this document, may from time to time act as manager, co-manager, arranger or underwriter of an offering or otherwise, in the capacity of principal or agent, transact in, hold or act as market-maker or advisor, broker or commercial and/or investment banker in relation to the securities, instruments or related derivatives which are the subject of this document. This document does not constitute nor does it form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or instruments or an offer or recommendation to enter into any transaction described herein nor does this document constitute an offer or commitment to provide, syndicate, arrange or underwrite any financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and does not constitute legal, regulatory, accounting or tax advice to the recipient. This document does not constitute and should not be considered as any form of financial opinion or recommendation by Intrepid or any of its affiliates. This document is not a research report nor should it be construed as such. No action has been made or will be taken that would permit a public offering of the securities described herein in any jurisdiction in which action for that purpose is required. No offers, sales, resales, or delivery of the securities described herein or distribution of any offering material relating to such securities may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and which will not impose any obligation on Intrepid or any of its affiliates. This document does not disclose all the risks and other significant issues related to an investment in the securities described herein. Prior to transacting, potential investors should ensure that they fully understand the terms of the relevant securities and any applicable risks. The information contained herein is not intended to be distributed to any prospective or actual investors and, accordingly, may not be shown or given to any person other than the recipient, and is not to be forwarded to any other person (including any retail investor or customer), copied or otherwise reproduced or distributed to any such person in any manner whatsoever. Failure to comply with this directive can result in a violation of the Securities Act of 1933, as amended.